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                                                                    EXHIBIT 23.2





               Consent of Independent Certified Public Accountants

We hereby consent to the use in the Prospectuses constituting part of this Registration Statement on Form S-1 of our report dated February 16, 1996, except as to Note 21 which is as of July 31, 1996, relating to the consolidated financial statements of Ocwen Financial Corporation, which appears in the Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial and Other Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial and Other Data" in such Prospectuses.



Price Waterhouse LLP
Fort Lauderdale, Florida
September 23, 1996